Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

OF SAREPTA THERAPEUTICS, INC.,

A DELAWARE CORPORATION,

AND

SAREPTA THERAPEUTICS, INC.,

AN OREGON CORPORATION

This AGREEMENT AND PLAN OF MERGER, dated as of June 6, 2013 (this Agreement”), is between Sarepta Therapeutics, Inc., an Oregon corporation (“Sarepta Oregon”), and Sarepta Therapeutics, Inc., a Delaware corporation and wholly owned subsidiary of Sarepta Oregon (“Sarepta Delaware”). Sarepta Delaware and Sarepta Oregon are sometimes referred to herein as the “Constituent Corporations.”

RECITALS

WHEREAS, Sarepta Delaware is a corporation duly organized and existing under the laws of the State of Delaware and has a total authorized capital stock of 53,333,333 shares, of which 50,000,000 are designated as Common Stock, par value $0.0001 per share (the “Sarepta Delaware Common Stock”), and 3,333,333 are designated as Preferred Stock, par value $0.0001 per share (the “Sarepta Delaware Preferred Stock”), and, as of the date of this Agreement, and before giving effect to the transactions contemplated hereby, 10,000 shares of Sarepta Delaware Common Stock are issued and outstanding, all of which are held by Sarepta Oregon, and no shares of Sarepta Delaware Preferred Stock are issued and outstanding;

WHEREAS, Sarepta Oregon is a corporation duly organized and existing under the laws of the State of Oregon and has a total authorized capital stock of 53,333,333 shares, of which 50,000,000 are designated as Common Stock, par value $0.0001 per share (the “Sarepta Oregon Common Stock”), and 3,333,333 are designated as Preferred Stock, par value $0.0001 per share (the “Sarepta Oregon Preferred Stock”), and, as of the date of this Agreement, and before giving effect to the transactions contemplated hereby, 31,980,504 shares of Sarepta Oregon Common Stock are issued and outstanding, and no shares of Sarepta Oregon Preferred Stock are issued and outstanding;

WHEREAS, the Board of Directors of Sarepta Oregon has determined that, for the purpose of effecting the reincorporation of Sarepta Oregon in the State of Delaware, it is advisable and in the best interests of Sarepta Oregon and its shareholders that Sarepta Oregon merge with and into Sarepta Delaware upon the terms and conditions herein provided; and

WHEREAS, the respective Boards of Directors of the Constituent Corporations, the shareholders of Sarepta Oregon and the stockholder of Sarepta Delaware have approved this Agreement and have directed that this Merger Agreement be executed by the undersigned officers.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Sarepta Delaware and Sarepta Oregon hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

I.	MERGER

1.1 Merger. In accordance with the provisions of this Agreement, the Delaware General Corporation Law (the “DGCL”) and the Oregon Business Corporations Act, at the Effective Time (as hereinafter defined), Sarepta Oregon shall be merged with and into Sarepta Delaware (the “Merger”), the separate existence of Sarepta Oregon shall cease and Sarepta Delaware shall survive the Merger and shall continue to be governed by the laws of the State of Delaware. Sarepta Delaware shall be, and is herein sometimes referred to as, the “Surviving Corporation,” and the name of the Surviving Corporation shall be “Sarepta Therapeutics, Inc.,” a Delaware corporation.

1.2 Filing and Effectiveness. The Merger shall become effective on the date and at the time of filing a Certificate of Merger with the Secretary of State of the State of Delaware and the equivalent filing with the Secretary of State of the State of Oregon, whichever occurs later (the “Effective Time”), all after satisfaction of the requirements of the applicable laws of such states.

1.3 Effect of the Merger. Upon the Effective Time, the separate existence of Sarepta Oregon shall cease, and Sarepta Delaware, as the Surviving Corporation, shall: (i) continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date, (ii) be subject to all actions previously taken by its and Sarepta Oregon’s Boards of Directors, (iii) succeed, without other transfer, to all of the assets, rights, powers and property of Sarepta Oregon in the manner as more fully set forth in Section 259 of the DGCL, (iv) continue to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Effective Date, and (v) succeed, without other transfer, to all of the debts, liabilities and obligations of Sarepta Oregon in the same manner as if Sarepta Delaware had itself incurred them, all as more fully provided under the applicable provisions of the DGCL and the Oregon Business Corporation Act.

II.	CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1 Certificate of Incorporation. The Certificate of Incorporation of Sarepta Delaware as in effect immediately prior to the Effective Time shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.2 Bylaws. The Bylaws of Sarepta Delaware as in effect immediately prior to the Effective Time shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.3 Directors and Officers. The directors and officers of Sarepta Delaware immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their respective successors shall have been duly elected and qualified or until as otherwise provided by law, the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

III.	MANNER OF CONVERSION OF STOCK

3.1 Sarepta Oregon Common Stock. Upon the Effective Time, each share of Sarepta Oregon Common Stock issued and outstanding immediately prior to the Merger shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into and exchanged for one (1) fully paid and nonassessable share of Sarepta Delaware Common Stock. No fractional share interests of Sarepta Delaware Common Stock shall be issued but shall, instead, be paid in cash or check by Sarepta Delaware to the holder of such shares in that amount equal to the fair market value of such fractional shares.

3.2 Sarepta Delaware Common Stock. Upon the Effective Time, each share of Sarepta Delaware Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by Sarepta Delaware, the holder of such shares or any other person, be canceled and returned to the status of authorized but unissued shares, without any consideration being delivered in respect thereof.

3.3 Exchange of Certificates. After the Effective Time, each holder of an outstanding certificate representing shares of Sarepta Oregon Common Stock may, at such shareholder’s option, surrender the same for cancellation to an exchange agent designated by the Surviving Corporation (the “Exchange Agent”), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates shares of Sarepta Oregon Common Stock outstanding immediately prior to the Effective Date shall be deemed for all purposes, from and after the Effective Date, to represent the number of shares of Sarepta Delaware Common Stock into which such shares of Sarepta Delaware Common Stock were converted in the Merger.

The registered owner on the books and records of the Surviving Corporation or the Exchange Agent of any shares of stock represented by such outstanding certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of Sarepta Delaware Common Stock represented by such outstanding certificate as provided above.

Each certificate representing Sarepta Delaware Common Stock so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of Sarepta Oregon so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws.

3.4 Sarepta Oregon Equity Incentive Plans.

(a) Upon the Effective Date, the Surviving Corporation shall assume and continue any and all stock option, stock incentive, employee benefit and other equity-based award plans heretofore adopted by Sarepta Oregon (collectively, the “Plans”). Each outstanding and unexercised option, warrant or right to purchase or receive, or security convertible into, Sarepta Oregon Common Stock shall become an option, warrant or right to purchase or receive, or security convertible into, Sarepta Delaware Common Stock on the basis of one (1) share of Sarepta Delaware Common Stock for each share of Sarepta Oregon Common Stock issuable pursuant to any such option, warrant or right to purchase or receive, or convertible security, on the same terms and conditions and at an exercise price per share equal to the exercise price per share applicable to any such option, warrant or right to purchase or receive, or security convertible into, Sarepta Oregon Common Stock at the Effective Date. No other changes in the terms and conditions of such options will occur.

(b) A number of shares of Sarepta Delaware Common Stock shall be reserved for issuance under the Plans equal to the number of shares of Sarepta Oregon Common Stock so reserved immediately prior to the Effective Date.

IV.	CONDITIONS

4.1 Conditions to Sarepta Oregon’s Obligations. The obligations of Sarepta Oregon under this Merger Agreement shall be conditioned upon the occurrence of the following events:

(a) The principal terms of this Merger Agreement shall have been duly approved by the shareholders of Sarepta Oregon;

(b) Any consents, approvals or authorizations that Sarepta Oregon deems necessary or appropriate to be obtained in connection with the consummation of the Merger shall have been obtained, including, but not limited to, approvals with respect to federal and state securities laws; and

(c) The Sarepta Delaware Common Stock to be issued and reserved for issuance in connection with the Merger shall have been approved for listing by the NASDAQ Global Market.

V.	GENERAL

5.1 Covenants of Sarepta Delaware. Sarepta Delaware covenants and agrees that it will:

(a) Qualify to do business as a foreign corporation in the State of Oregon and in connection therewith irrevocably appoint an agent for service of process as required pursuant to the Oregon Business Corporation Act; and

(b) Take such other actions as may be required by the Oregon Business Corporation Act.

5.2 Further Assurances. From time to time, as and when required by Sarepta Delaware or by its successors or assigns, there shall be executed and delivered on behalf of Sarepta Oregon such deeds and other instruments, and there shall be taken or caused to be taken by Sarepta Delaware and Sarepta Oregon such further and other actions as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by Sarepta Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Sarepta Oregon and otherwise to carry out the purposes of this Agreement, and the officers and directors of Sarepta Delaware are fully authorized in the name and on behalf of Sarepta Oregon or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

5.3 Abandonment. At any time before the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either Sarepta Oregon or of Sarepta Delaware, or of both, notwithstanding the approval of this Agreement by the shareholders of Sarepta Oregon.

5.4 Amendment. The Boards of Directors of the Constituent Corporations may amend this Agreement at any time prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, provided that an amendment made subsequent to the adoption of this Agreement by the stockholders or shareholders of either Constituent Corporation shall not: (a) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation, (b) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any Constituent Corporation.

5.5 Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the Oregon Business Corporation Act.

5.6 Counterparts. In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement, having first been approved by resolutions of the Boards of Directors of Sarepta Therapeutics, Inc., a Delaware corporation, and Sarepta Therapeutics, Inc., an Oregon corporation, is hereby executed on behalf of each of such two corporations and attested by their respective officers thereunto duly authorized.

Sarepta Therapeutics, Inc., a Delaware corporation

By:	/s/ Christopher Garabedian
Name:	Christopher Garabedian
Title:	President and Chief Executive Officer

Sarepta Therapeutics, Inc., an Oregon corporation

By:	/s/ Christopher Garabedian
Name:	Christopher Garabedian
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]